Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

92,000 SHARES OF

5.25% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

BOSTON PROPERTIES, INC.

Boston Properties, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and pursuant to Section 151 of the DGCL, the Pricing Committee of the Board (the “Pricing Committee”), pursuant to authority delegated to it by the Board, adopted a resolution providing for the designations, preferences, and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof of 92,000 shares of 5.25% Series B Cumulative Redeemable Preferred Stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority vested in the Pricing Committee by the Board in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $.01 per share, of the Corporation designated as 5.25% Series B Cumulative Redeemable Preferred Stock be, and it hereby is, created and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and powers thereof, shall be set forth in the form appended hereto as Exhibit A.

Exhibit A

Section 1. Designation and Number. A series of preferred stock, designated the “5.25% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The number of shares of Series B Preferred Stock hereby authorized shall be 92,000.

Section 2. Ranking. The Series B Preferred Stock shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:

(a) senior to all classes or series of the Corporation’s common stock, $.01 par value per share (the “Common Stock”), the Series E Junior Participating Cumulative Preferred Stock and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series B Preferred Stock prior to conversion or exchange. The Series B Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future debt obligations.

Section 3. Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock as to dividends, the holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 5.25% per annum of the $2,500 liquidation preference per share of the Series B Preferred Stock (equivalent to a fixed annual amount of $131.25 per share of the Series B Preferred Stock). Such dividends shall accrue on each share of Series B Preferred Stock and be cumulative from, and including, the later of (i) the first date on which any share of Series B Preferred Stock is issued (the “Original Issue Date”) or (ii) the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with Section 3(e), and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing on May 15, 2013; provided, however, that if any Dividend Payment Date falls on a date other than a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date. The amount of any dividend payable on the Series B Preferred Stock for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series B Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series B Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board as the record date for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the fifteenth day of each February, May, August and November, commencing on May 15, 2013. “Dividend Period” shall mean the period commencing on, but excluding, a Dividend Payment Date to and including, the next Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date and end on, and include, May 15, 2013).

The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(c) Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock, the Series E Junior Participating Cumulative Preferred Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series B Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock, the Series E Junior Participating Cumulative Preferred Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, on parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, by redemption, purchase or acquisition of shares of any class or series of capital stock made for the purposes of and in compliance with requirements of an employee incentive, benefit or share purchase plan of the Corporation or any subsidiary, or by other acquisition of shares made pursuant to the provisions of the Certificate of Incorporation and the purchase or acquisition of shares of any other class or series of capital stock of the Corporation ranking on parity with the Series B Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock), unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(e) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock, the Series E Junior Participating Cumulative Preferred Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $2,500 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and the holders of shares of each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 days or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. For purposes of liquidation rights, the consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Prior to March 27, 2018 the Corporation may redeem the Series B Preferred Stock, in whole or in part, as set forth in Section 5(c) to preserve the status of the Corporation as a REIT (as defined in the Certificate of Incorporation) for United States federal income tax purposes.

(b) On and after March 27, 2018 the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500 per share, plus all accrued and unpaid dividends (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata, by lot, or by any other equitable method determined by the Corporation. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $2,500 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion, the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. So long as full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series B Preferred Stock in open-market transactions duly authorized by the Board.

(c) In the event of any redemption of the Series B Preferred Stock in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of this Certificate of Designations. If the Corporation calls for redemption any shares of Series B Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares shall be (i) the closing sale price on any national securities exchange or trading market on which the shares of the Series B Preferred Stock are listed, or (ii) the last quoted price as reported by any United States automated inter-dealer quotation system, on the last business day prior to the redemption date, or if the shares of the Series B Preferred Stock are not listed on any such exchange, trading market or quotation system, at $2,500 per share of the Series B Preferred Stock; provided that if interest in shares of the Series B Preferred Stock are represented by depositary shares, then the redemption price shall be determined in accordance with the foregoing, but with respect to one depositary share, multiplied by the number of depositary shares that together represent an interest in one share of the Series B Preferred Stock.

(d) Unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series B Preferred Stock shall be redeemed pursuant to the Redemption Right unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series B Preferred Stock (except by conversion into or in exchange for shares of capital stock of the Corporation ranking, as to dividends and upon liquidation, junior to the Series B Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series B Preferred Stock by the Corporation in accordance with the terms of Sections 5(c) or otherwise, in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

(e) Notice of redemption pursuant to the Redemption Right shall be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. The notice of redemption may be contingent upon the occurrence of a future event. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series B Preferred Stock to be redeemed shall cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series B Preferred Stock. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in this Certificate of Designations, the Corporation shall not be required to provide notice to the holder of Series B Preferred Stock in the event such holder’s Series B Preferred Stock is redeemed in accordance with Sections 5(c) to preserve the Corporation’s status as a REIT.

(f) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date or the Corporation’s default in the payment of the dividend due, and each holder of Series B Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the

Dividend Period to which such Dividend Payment Date relates up to, but excluding, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

(g) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class and may thereafter be reissued as shares of any series of preferred stock.

Section 6. Voting Rights.

(a) Holders of the Series B Preferred Stock shall not have any voting rights, except as required by applicable law and as set forth in this Section 6.

(b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series B Preferred Stock (voting together as a single class with all other classes or series of preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) and the entire Board will be increased by two directors, until all dividends accumulated on such Series B Preferred Stock and Parity Preferred for all past Dividend Periods that have ended and all past dividend periods that have ended with respect to any such Parity Preferred shall have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment.

(c) The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 6(d) below or (B) the next annual or special meeting of stockholders, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series B Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series B Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d) At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the aggregate outstanding shares of Series B Preferred Stock and Parity Preferred, a special meeting of the holders of Series B Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Second Amended and Restated By-Laws of the Corporation, as amended, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders and the holders of all outstanding Series B Preferred and Parity Preferred are afforded the opportunity to elect such directors (or fill any vacancy) at such annual meeting of stockholders. The record date for determining holders of the Series B Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series B Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series, shall be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series B Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the then-outstanding Series B Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series B Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the stockholder records of the Corporation. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series B Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.

(e) If and when all such accumulated dividends on such Series B Preferred Stock and all classes or series of Parity Preferred for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof is set aside for payment, the right of the holders of Series B Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the size of the Board shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series B Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 6(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of the outstanding Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred) in accordance with Sections 6(c) and (d). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series B Preferred Stock outstanding at the time and of each other class or series of preferred stock ranking on parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred, given in person or by proxy, either in writing or at a meeting (voting as a single class without regard to series) authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock. In addition, so long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series B Preferred Stock outstanding at the time (voting separately as a class), given in person or by proxy, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that with respect to the occurrence of any of the Events set forth above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Series B Preferred Stock and one or more other classes or series of preferred stock ranking on parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of two-thirds of the shares of Series B Preferred Stock and such other class or series of preferred stock outstanding at the time, either in writing or at a meeting (voting as a single class).

Holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series B Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above, ranking on parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. Except as set forth herein, holders of the Series B Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series B Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series B Preferred Stock.

(g) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or (i) notice of redemption of all of the outstanding shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of such shares of Series B Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends.

(h) In any matter in which the Series B Preferred Stock may vote (as expressly provided herein), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference (excluding amounts in respect of accumulated and unpaid dividends).

Section 7. Restrictions on Ownership and Transfer.

(a) For purposes of this Section 7, the following terms shall have the following meanings:

“Series B Preferred Stock Beneficiary” shall mean, with respect to any Series B Preferred Stock Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Series B Preferred Stock Trust.

“Series B Preferred Stock Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section (C) of Article IV of the Certificate of Incorporation and this Section 7, would Beneficially Own or Constructively Own shares of Series B Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares of the Series B Preferred Stock that the Series B Preferred Stock Prohibited Owner would have so owned.

“Series B Preferred Stock Trust” shall mean a trust created by the Corporation for purposes of serving as a Series B Preferred Stock Trust hereunder.

“Series B Preferred Stock Trustee” shall mean any Person or entity, unaffiliated with both the Corporation and any Series B Preferred Stock Prohibited Owner designated by the Corporation to act as trustee of any Series B Preferred Stock Trust, or any successor trustee thereof.

Capitalized terms used, but not otherwise defined herein shall have the meanings set forth in Article IV of the Certificate of Incorporation.

(b) The Series B Preferred Stock is hereby designated as a separate series of capital stock from the Common Stock and from any other series of Preferred Stock for purposes of the definition of Equity Stock as set forth in Section (C) of Article IV of the Certificate of Incorporation and shall be governed by and issued subject to all the limitations, terms and conditions (including exceptions and exemptions) of Sections (C), (F), (G) and (I) of Article IV of the Certificate of Incorporation applicable to Equity Stock.

(c) Section (D) of Article IV of the Certificate of Incorporation shall not apply to the shares of Series B Preferred Stock and, in lieu thereof, the following provision shall apply:

(i) If, notwithstanding the provisions of Section (C) of Article IV of the Certificate of Incorporation and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person (other than a Related Party or Look-Through Entity) would Beneficially Own shares of Series B Preferred Stock in excess of the Ownership Limit, or such that any Person that is an L-Related Party would Beneficially Own shares of Series B Preferred Stock which when aggregated together with all shares of Series B Preferred Stock Beneficially Owned by all other L-Related Parties would cause the L-Related Parties to exceed the Related Party Limit, or such that any Person that is a Z-Related Party would Beneficially Own shares of Series B Preferred Stock which when aggregated together with all shares of Series B Preferred Stock Beneficially Owned by all other Z-Related Parties would cause the Z-Related Parties to exceed the Related

Party Limit, or such that any Person that is a Look-Through Entity would Beneficially Own shares of Series B Preferred Stock in excess of the Look-Through Limit, then, except as otherwise provided in a waiver granted pursuant to Section (C)(4) of Article IV of the Certificate of Incorporation, such number of shares of Series B Preferred Stock in excess of the Ownership Limit, the Related Party Limit or the Look-Through Limit, as the case may be, shall be automatically transferred to a Series B Preferred Stock Trust.

(ii) If, notwithstanding the provisions of Section (C) of Article IV of the Certificate of Incorporation and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective and (other than with respect to a purported Transfer of Series B Preferred Stock) after giving effect to the provisions of Section (D) of Article IV of the Certificate of Incorporation as they apply to Equity Stock other than Series B Preferred Stock, would (A) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (B) cause the Corporation to Constructively Own 10% or more of the ownership interest in a tenant of the Corporation’s or a Subsidiary’s real property within the meaning of Section 856(d)(2)(B) of the Code or (C) result in the shares of Equity Stock being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, then the shares of Series B Preferred Stock held by the purported transferee (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Series B Preferred Stock with respect to which such Non-Transfer Event occurred), the ownership of which by such purported transferee or record holder would result or cause the event set forth in clause (A), (B) or (C) above, shall be automatically transferred to a Series B Preferred Stock Trust.

(iii) Upon any purported Transfer or Non-Transfer Event that would result in a transfer of shares of Series B Preferred Stock to a Series B Preferred Stock Trust, such shares of Series B Preferred Stock shall be deemed to have been transferred to the Series B Preferred Stock Trustee as trustee of a Series B Preferred Stock Trust for the exclusive benefit of one or more Series B Preferred Stock Beneficiaries. Such transfer to the Series B Preferred Stock Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust. The Series B Preferred Stock Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Series B Preferred Stock Prohibited Owner.

(iv) Shares of Series B Preferred Stock held by the Series B Preferred Stock Trustee shall be issued and outstanding shares of Series B Preferred Stock of the Corporation. The Series B Preferred Stock Prohibited Owner shall have no rights in the shares held by the Series B Preferred Stock Trustee. The Series B Preferred Stock Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Series B Preferred Stock Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Series B Preferred Stock Trust.

(v) The Series B Preferred Stock Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series B Preferred Stock held in the Series B Preferred Stock Trust, which rights shall be exercised for the exclusive benefit of the Series B Preferred Stock Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been transferred to the Series B Preferred Stock Trustee shall be paid by the recipient of such dividend or distribution to the Series B Preferred Stock Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series B Preferred Stock Trustee. Any dividend or distribution so paid to the Series B Preferred Stock Trustee shall be held in trust for the Series B Preferred Stock Beneficiary. The Series B Preferred Stock Prohibited Owner shall have no voting rights with respect to shares held in the Series B Preferred Stock Trust and, subject to Delaware law, effective as of the date that the shares of Series B Preferred Stock have been transferred to the Series B Preferred Stock Trust, the Series B Preferred Stock Trustee shall have the authority (at the Series B Preferred Stock Trustee’s sole discretion) (A) to rescind as void any vote cast by a Series B Preferred Stock Prohibited Owner prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been transferred to the Series B Preferred Stock Trustee and (B) to recast such vote in accordance with the desires of the Series B Preferred Stock Trustee acting for the benefit of the Series B Preferred Stock Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series B Preferred Stock Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 7(c)(v), until the Corporation has received notification that shares of Series B Preferred Stock have been transferred into a Series B Preferred Stock Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(vi) As soon as reasonably practicable after receiving notice from the Corporation that shares of Series B Preferred Stock have been transferred to the Series B Preferred Stock Trust (and no later than 20 days after receiving notice) the Series B Preferred Stock Trustee of the Series B Preferred Stock Trust shall sell the shares held in the Series B Preferred Stock Trust to a Person, designated by the Series B Preferred Stock Trustee, whose ownership of the shares will not violate the ownership limitations set forth herein and in the Certificate of Incorporation. Upon such sale, the interest of the Series B Preferred Stock Beneficiary in the shares sold shall terminate and the Series B Preferred Stock Trustee shall distribute the net proceeds of the sale to the Series B Preferred Stock Prohibited Owner and to the Series B Preferred Stock Beneficiary as provided in this Section 7(c)(vi). The Series B Preferred Stock Prohibited Owner shall receive the lesser of (A) the Market Price of the shares on the day of the event causing the shares to be held in the Series B Preferred Stock Trust and (B) the sales proceeds received by the Series B Preferred Stock Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series B Preferred Stock Trust. The Series B Preferred Stock Trustee may reduce the amount payable to the Series B Preferred Stock Prohibited Owner by the amount of dividends and other distributions which have been paid to the Series B Preferred Stock Prohibited Owner and are owed by the Series B Preferred Stock Prohibited Owner to the Series B Preferred Stock Trustee pursuant to Section 7(c)(v). Any net sales proceeds in excess of the amount payable to the Series B Preferred Stock Prohibited Owner shall be immediately paid to the Series B Preferred Stock Beneficiary. If, prior to the discovery by the Corporation that shares of Series B Preferred Stock have been transferred to the Series B Preferred Stock Trustee, such shares are sold by a Series B Preferred Stock Prohibited Owner, then (A) such shares shall be deemed to have been sold on behalf of the Series B Preferred Stock Trust and (B) to the extent that the Series B Preferred Stock Prohibited Owner received an amount for such shares that exceeds the amount that such Series B Preferred Stock Prohibited Owner was entitled to receive pursuant to this Section 7(c)(vi), such excess shall be paid to the Series B Preferred Stock Trustee upon demand.

(vii) Shares of Series B Preferred Stock transferred to the Series B Preferred Stock Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share in the transaction that resulted in such transfer to the Series B Preferred Stock Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Series B Preferred Stock Trustee has sold the shares held in the Series B Preferred Stock Trust pursuant to Section 7(c)(vi). Upon such a sale to the Corporation, the interest of the Series B

Preferred Stock Beneficiary in the shares sold shall terminate and the Series B Preferred Stock Trustee shall distribute the net proceeds of the sale to the Series B Preferred Stock Prohibited Owner; provided, however, that the Series B Preferred Stock Trustee may reduce the amount payable to the Series B Preferred Stock Prohibited Owner by the amount of dividends and other distributions which has been paid to the Series B Preferred Stock Prohibited Owner and is owed by the Series B Preferred Stock Prohibited Owner to the Series B Preferred Stock Trustee pursuant to Section 7(c)(v). Any net sales proceeds in excess of the amount payable to the Series B Preferred Stock Prohibited Owner shall be immediately paid to the Series B Preferred Stock Beneficiary.

Section 8. Conversion. The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

Section 9. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 10. No Maturity or Sinking Fund. The Series B Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series B Preferred Stock.

Section 11. Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designations.

Section 12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 13. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth in the Certificate of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 14. No Preemptive Rights. No holder of shares of Series B Preferred Stock of the Corporation shall be entitled to, as such holder, any preemptive right to purchase or subscribe for or acquire any additional shares of capital stock of the Corporation or any other security of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

IN WITNESS WHEREOF, Boston Properties, Inc. has caused this Certificate of Designations to become effective.

BOSTON PROPERTIES, INC.

Date: March 20, 2013	By:	/s/ Michael E. LaBelle
Name: Michael E. LaBelle
Title: Senior Vice President, Chief Financial Officer and Treasurer